Exhibit 99.1

NEWS RELEASE
Contact:	Tim Smith Senior Vice President, Investor Relations and Treasurer (214) 303-3713

DEAN FOODS REPORTS FIRST QUARTER 2014 RESULTS

•	Q1 GAAP Loss from Continuing Operations Attributable to Dean Foods of $0.09 per Share, Q1 Adjusted Diluted Loss from Continuing Operations of $0.05 per Share

•	Q2 Adjusted Diluted Loss Expected to be $0.02 to $0.08 per Share

•	Lowers Full-Year 2014 Guidance for Adjusted Diluted Earnings to at least $0.60 per Share

•	Maintains Adjusted Free Cash Flow forecast of at least $125 million for 2014

•	Repurchased approximately 1.7 million Dean Foods shares at an average purchase price of $14.45 per share

DALLAS, May 8, 2014 – Dean Foods Company (the “Company”) (NYSE: DF) today announced first quarter 2014 results.

Financial Summary	Three Months Ended March 31
(In million, except EPS)	2014	2013	% Change
Gross Profit
GAAP	$416	$495	-16%
Adjusted	$416	$495	-16%

Operating Income
GAAP	$5	$30	-82%
Adjusted	$7	$74	-91%

Interest Expense
GAAP	$15	$60	-75%
Adjusted	$15	$26	-45%

Net Income (Loss) Attributable to Dean Foods
GAAP	$(9)	$493	-102%
Adjusted	$(5)	$30	-116%

Diluted Earnings Per Share (EPS)
GAAP	$(0.09)	$5.30	-102%
Adjusted	$(0.05)	$0.31	-116%

The Company reported a first quarter 2014 loss from continuing operations attributable to Dean Foods of $0.09 per share, compared to first quarter 2013 earnings of $5.30 per share. On an adjusted basis, the first quarter 2014 diluted loss from continuing operations was $0.05 per share, compared to first quarter 2013 adjusted earnings of $0.31 per share.

First quarter 2014 operating income totaled $5 million, compared to first quarter 2013 operating income of $30 million. First quarter 2014 adjusted operating income totaled $7 million, compared to $74 million in the year-ago period.

“We entered 2014 facing substantial margin pressure in our milk business as Class I raw milk prices have continued to reach all-time new highs and for the quarter were 22 percent higher than last year, said Gregg Tanner, Chief Executive Officer of Dean Foods. “We reported first quarter results that were below our previously articulated adjusted diluted earnings per share guidance range of approximately break-even with $0.03 of potential risk or benefit. We estimate that during the quarter we had a negative impact associated with weather disruptions, in the form of lost school milk business and incremental costs of approximately $4 million or $0.03 of diluted earnings per share. Despite this challenging quarter, we are actively working to extend our competitive advantages through aggressively reducing costs and enhancing our strengths and capabilities.”

Net loss attributable to Dean Foods totaled $9 million for the first quarter of 2014. On an adjusted basis, first quarter net loss attributable to Dean Foods totaled $5 million.

Net sales for the first quarter of 2014 totaled $2.3 billion, compared to $2.3 billion of net sales in the first quarter of 2013.

Due to the previously disclosed loss of business from a large retailer, Dean Foods’ unadjusted fluid milk volumes declined 6.7 percent on a year-over-year basis. Excluding the previously announced loss of business from that major customer and another customer’s decision to vertically integrate its dairy operations last year, Dean Foods’ milk volumes increased 1.1 percent in the quarter, significantly better than the category decline of 2.1% as previously announced volume wins take hold. Total volumes across all products declined 5.9 percent to 685 million gallons. Dean Foods’ share of U.S. fluid milk sales volume declined to 35.9 percent during the first quarter from 37.8 percent in the first quarter of 2013, due principally to volume losses associated with a bid, or RFP, for a significant customer in which the Company lost volume commencing in the second quarter of 2013. However, since bottoming out in the third quarter of 2013, Dean Food’s share of U.S. fluid milk sales volume has increased approximately 1 percent. Industry fluid milk volumes declined approximately 2.1 percent year-over-year in the first quarter on an unadjusted basis, based on USDA data and company estimates.

The Company continues to make solid progress against its cost reduction efforts. The Company closed eight plants in 2013 and has since announced three additional closures, two of which were announced in April. As of the end of the first quarter, eight of the announced plants have ceased operations.

The first quarter 2014 average Class I Mover, a measure of raw milk costs, was $22.38 per hundred-weight, an all-time quarterly high and an increase of 22 percent from the first quarter of 2013, and 12 percent above the fourth quarter 2013 level.

CASH FLOW

Consolidated net cash from continuing operations for the three months ended March 31, 2014, totaled $33 million. Free cash flow from continuing operations, which is defined as net cash provided by or used in continuing operations less capital expenditures, was $5 million for the three months ended March 31, 2014. On an adjusted basis, which excludes certain other items as outlined within the reconciliation tables below, Dean Foods generated $11 million in free cash flow through the first three months of 2014.

NET DEBT

Total debt at March 31, 2014, net of $58 million cash on hand, was approximately $906 million. The Company’s funded net debt to EBITDA ratio calculated in accordance with its credit agreements was 2.75 times as of the end of the first quarter of 2014.

SHARE REPURCHASES

During the first quarter of 2014, the Company repurchased approximately 1.7 million shares of its common stock at an average purchase price of $14.45 per share.

FORWARD OUTLOOK

“Turning to the forward outlook, we expect the second quarter to be particularly difficult given historically high raw milk costs, continued overlaps of the RFP driven volume loss, and category declines that may be worse than recent run rates,” continued Tanner. “However, as we lap the most difficult challenges and our cost reduction efforts continue to take hold, we expect results to strengthen in the back half and exceed 2013 performance in the third and fourth quarters.

“Taking all of these factors into account and looking ahead to the balance of the year, many challenges remain and thus our forward guidance will reflect a cautious tone. All told, we expect a second quarter adjusted diluted loss per share of $0.02 to $0.08. Based on our performance for the first quarter, as well as our expectations for the second, we are lowering our full year guidance to at least $0.60. This full-year guidance is predicated on a moderation of Class I prices beginning in June with an end of the year assumption of $20-21 per hundred- weight. Beyond the Class I milk assumption there are a number of additional interdependencies embedded in our full year guidance as we begin to decline from these historic raw milk costs.

“We remain comfortable with our prior adjusted free cash flow guidance of at least $125 million and our leaving our full year capital expenditure forecast unchanged at $150 to $175 million.”

CONFERENCE CALL/WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company’s website at http://www.deanfoods.com/. A slide presentation will accompany the webcast.

ABOUT DEAN FOODS

Dean Foods® is a leading food and beverage company in the United States and is the nation’s largest processor and direct-to-store distributor of fluid milk. Headquartered in Dallas, Texas, the Dean Foods portfolio includes TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Garelick Farms®, LAND O LAKES® milk and cultured products*, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, PET®**, T.G. Lee®, Tuscan® and more. In all, Dean Foods has more than 50 local and regional dairy brands and private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Nearly 18,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.

*	The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.
**	PET is a trademark of The J.M. Smucker Company and is used by license.

FORWARD LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, (1) projected sales (including specific product lines and the Company as a whole), profit margins, net income, earnings per share, free cash flow and debt covenant compliance, (2) the Company’s regional and national branding initiatives, (3) the Company’s innovation and research and development plans, (4) the Company’s cost-savings initiatives, including plant closures and route reductions, and the Company’s ability to accelerate any such initiatives, (5) the Company’s plans related to its leverage, (6) the Company’s planned capital expenditures, (7) the status of the Company’s litigation matters, (8) the impact of divestitures, including the sale of Morningstar and tax payments related thereto and the divestiture and spin-off of the Company’s former subsidiary, The WhiteWave Foods Company, (9) the Company’s planned dividend policy, (10) commodity prices and other input costs, and (11) possible repurchases of shares of the Company’s common stock. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. Financial projections are based on a number of assumptions. Actual results could be materially different than projected if those assumptions are erroneous. The cost and supply of commodities and other raw materials are determined by market forces over which we have limited or no control. The Company’s ability to meet targeted financial and operating results, including targeted cost reductions, sales, operating income, net income, debt covenant compliance, financial performance and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Forms 10-K and 10-Q. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The declaration and payment of cash dividends under our dividend policy remains at the sole discretion of the Board of Directors or a committee thereof and will depend upon our financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Board or such committee. For other risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K filed with the SEC. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

NON-GAAP FINANCIAL MEASURES

In addition to the results prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), we have presented certain adjusted financial results and certain other non-GAAP financial measures, including Adjusted EBITDA, Free Cash Flow and Adjusted Free Cash Flow, each as defined below. These non-GAAP financial measures are from continuing operations and are adjusted to eliminate the net expense, net gain and cash flow impacts related to the items identified in the “Reconciliation of GAAP to Non-GAAP Information” tables below. This information is provided to assist investors in making meaningful comparisons of our operating performance between periods and to view our business from the same perspective as our management. Because we cannot predict the timing and amount of charges associated with certain non-recurring items; asset impairment charges; gains or losses related to discontinued operations and divestitures; deal, integration and separation costs; facility closing, reorganization and realignment costs; litigation settlements; and certain other charges, as well as the timing and amount of any cash outflows or inflows associated with such items, our management does not consider these items when evaluating our performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.

We have defined Adjusted EBITDA as net income attributable to Dean Foods, which is the most comparable GAAP financial measure, adjusted for the items above as well as interest, taxes, depreciation and amortization. We believe Adjusted EBITDA is a useful measure for analyzing the performance of our business and is an indicator of our ability to incur and service indebtedness and generate free cash flow. We also believe that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because such measures assist in comparing performance on a consistent basis without regard to capital structure, depreciation or amortization (which can vary significantly) and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness. The reconciliation of net income to Adjusted EBITDA for the three months ended March 31, 2014 and 2013 is included in the tables below.

Additionally, we believe free cash flow provided by (used in) continuing operations (“Free Cash Flow”) and adjusted free cash flow provided by (used in) continuing operations (“Adjusted Free Cash Flow”) are meaningful non-GAAP measures that offer supplemental information and insight regarding the liquidity of our operations and our ability to generate sufficient cash flow above what is required in our business to sustain our operations.

We define Free Cash Flow as net cash provided by (used in) continuing operations less cash payments for capital expenditures.

We define Adjusted Free Cash Flow as Free Cash Flow adjusted for the impact on operating cash flows related to certain significant or non-recurring items, including income taxes paid on the divestiture of Morningstar; litigation payments; payments associated with our restructuring, reorganization and realignment activities; transaction costs and other separation costs resulting from the Morningstar divestiture and WhiteWave spin-off in 2013; income tax payments related to certain deferred intercompany transactions between us and WhiteWave which were recognized by us upon completion of the WhiteWave spin-off; and other increases in or reductions to income tax payments associated with the adjustments described above. Additionally, the computation of Adjusted Free Cash Flow for the three months ended March 31, 2013 has been further adjusted to exclude the net impact on working capital of accounts receivable and accounts payable associated with our transitional services agreements with WhiteWave and Morningstar, as well as the movement of WhiteWave and Morningstar trade accounts receivable and trade accounts payable from intercompany transactions (which were previously eliminated in consolidation) to third-party transactions in 2013. A reconciliation of net cash used in continuing operations, which is the most comparable U.S. GAAP financial measure, to Adjusted Free Cash Flow, is included in the tables below.

This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP. Additionally, these non-GAAP measures may be different than similar measures used by other companies. We believe that the presentation of these non-GAAP financial measures, when considered together with our GAAP financial measures and the reconciliations to the corresponding GAAP financial measures, provides investors with a more complete understanding of the factors and trends affecting our business than could be obtained absent these disclosures. A full reconciliation of our results and financial measures reported in accordance with GAAP for the three and twelve months ended December 31, 2013 and 2012 to the non-GAAP financial measures described above is set forth herein.

CONTACT: Corporate Communications, Jamaison Schuler, +1-214-721-7766; or Investor Relations, Tim Smith, +1-214-303-3713

DEAN FOODS COMPANY

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended March 31,		Three months ended March 31,
	2014	2013	2014		2013
	GAAP		Adjusted*
Net sales	$2,341,040	$2,292,430	$2,341,040		$2,292,430
Cost of sales	1,924,865	1,797,198	1,925,272	(a)(e)	1,796,967	(b)

Gross profit	416,175	495,232	415,768		495,463

Operating costs and expenses:
Selling and distribution	339,379	339,997	339,415	(b)(e)	339,756	(b)
General and administrative	72,299	84,964	68,755	(b)	80,526	(b)(e)
Amortization of intangibles	744	950	744		950
Facility closing and reorganization costs	977	5,610	—	(b)	—	(b)
Litigation settlements	(2,521)	—	—	(e)	—
Impairment of long-lived assets	—	33,915	—		—	(a)

Total operating costs and expenses	410,878	465,436	408,914		421,232

Operating income	5,297	29,796	6,854		74,231
Interest expense	15,023	59,649	14,577	(e)	26,440	(c)(d)(e)
Other (income) expense, net	(321)	165	(321)		165

Income (loss) from continuing operations before income taxes	(9,405)	(30,018)	(7,402)		47,626
Income tax expense (benefit)	387	(9,278)	(2,813	)(f)	18,097	(f)

Income (loss) from continuing operations	(9,792)	(20,740)	(4,589)		29,529
Gain on sale of discontinued operations, net of tax	836	491,885	—	(e)	—	(c)(d)(e)
Income from discontinued operations, net of tax	—	24,652	—		—	(c)(d)

Net income (loss)	(8,956)	495,797	(4,589)		29,529
Net income attributable to non-controlling interest in discontinued operations	—	(3,192)	—		—	(d)

Net income (loss) attributable to Dean Foods Company	$(8,956)	$492,605	$(4,589)		$29,529

Average common shares:
Basic	94,399	93,011	94,399		93,011
Diluted	94,399	93,011	94,399		93,755	(g)

Basic earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(0.10)	$(0.22)	$(0.05)		$0.32
Gain from discontinued operations attributable to Dean Foods Company	0.01	5.52	—		—

Net income (loss) attributable to Dean Foods Company	$(0.09)	$5.30	$(0.05)		$0.32

Diluted earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(0.10)	$(0.22)	$(0.05)		$0.31
Gain from discontinued operations attributable to Dean Foods Company	0.01	5.52	—		—

Net income (loss) attributable to Dean Foods Company	$(0.09)	$5.30	$(0.05)		$0.31

*	See notes to Earnings Release Tables
**	Basic and diluted earnings (loss) per common share and average basic and diluted shares outstanding for the three months ended March 31, 2013 have been adjusted retroactively to reflect a 1-for-2 reverse stock split effected August 26, 2013.

DEAN FOODS COMPANY

Computation of Adjusted EBITDA

(Unaudited)

(In thousands)

	Three months ended March 31,
	2014	2013
Net income attributable to Dean Foods Company	$(4,589)	$29,529
Interest expense	14,577	26,440
Income tax expense	(2,813)	18,097
Depreciation and amortization	38,678	41,777

Adjusted EBITDA	$45,853	$115,843

DEAN FOODS COMPANY

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$57,751	$16,762
Other current assets	1,184,954	1,133,936

Total current assets	1,242,705	1,150,698
Property, plant and equipment, net	1,202,754	1,216,047
Intangibles and other assets, net	417,983	435,300

Total Assets	$2,863,442	$2,802,045

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities, excluding debt	$820,996	$780,389
Total long-term debt, including current portion	963,355	897,262
Other long-term liabilities	402,773	410,079
Total stockholders’ equity	676,318	714,315

Total Liabilities and Stockholders’ Equity	$2,863,442	$2,802,045

DEAN FOODS COMPANY

Condensed Consolidated Statements of Cash Flows (GAAP Basis)

(Unaudited)

(In thousands)

	Three months ended March 31,
	2014	2013
Operating Activities
Net cash provided by (used in) continuing operations	$32,799	$(91,459)
Net cash used in discontinued operations	—	(14,046)

Net cash provided by (used in) operating activities	32,799	(105,505)

Investing Activities
Payments for property, plant and equipment	(28,035)	(15,801)
Proceeds from sale of fixed assets	1,372	1,397

Net cash used in investing activities - continuing operations	(26,663)	(14,404)
Net cash provided by investing activities - discontinued operations	—	1,420,843

Net cash provided by (used in) investing activities	(26,663)	1,406,439

Financing Activities
Net borrowing (repayment) of debt	65,526	(1,269,297)
Common stock repurchase	(25,000)	—
Cash dividend paid	(6,543)	—
Payment of deferred financing costs	—	(575)
Other	1,129	(521)

Net cash provided by (used in) financing activities - continuing operations	35,111	(1,270,393)
Net cash used in financing activities - discontinued operations	—	(36,500)

Net cash provided by (used in) financing activities	35,111	(1,306,893)
Effect of exchange rate changes on cash and cash equivalents	(258)	371

Increase (decrease) in cash and cash equivalents	40,989	(5,588)
Cash and cash equivalents, beginning of period	16,762	24,657

Cash and cash equivalents, end of period	$57,751	$19,069

DEAN FOODS COMPANY

Reconciliation of Net Cash Provided by (Used in) Continuing Operations

to Adjusted Free Cash Flow Provided by (Used in) Continuing Operations

(Unaudited)

(In thousands)

	Three months ended March 31,
	2014	2013
Computation of Free Cash Flow provided by (used in) continuing operations

Net cash provided by (used in) continuing operations - GAAP Basis	$32,799	$(91,459)
Payments for property, plant and equipment	(28,035)	(15,801)

Free cash flow provided by (used in) continuing operations	$4,764	$(107,260)

Computation of Adjusted Free Cash Flow provided by continuing operations

Net cash provided by (used in) continuing operations - GAAP Basis	$32,799	$(91,459)
Estimated impact on net cash provided by (used in) continuing operations related to:
Facility closing, reorganization and realignment costs	—	2,647
Termination of interest rate swap liability	—	28,147
Deal, integration and separation costs	—	19,634
Morningstar divestiture	15,190	32,362
WhiteWave spin-off	(9,200)	—

Adjusted net cash provided by (used in) continuing operations	38,789	(8,669)
Less: Payments for plant, property & equipment	(28,035)	(15,801)

Adjusted free cash flow provided by (used in) continuing operations	$10,754	$(24,470)

DEAN FOODS COMPANY

Reconciliation of GAAP to Adjusted Earnings

(Unaudited)

(In thousands, except per share data)

	Three months ended March 31, 2014
	GAAP	Asset write-downs and (gain) loss on sale of assets (a)	Facility closing, reorganization & realignment costs (b)	Morningstar sale (c)	WhiteWave spin-off (d)	Other adjustments (e)	Income tax (f)	Adjusted*
Operating income (loss):
Dean Foods	$3,753	$426	$3,654	$—	$—	$(979)	$—	$6,854
Facility closing and reorganization costs	(977)	—	977	—	—	—	—	—
Litigation settlements	2,521	—	—	—	—	(2,521)	—	—

Total operating income	5,297	426	4,631	—	—	(3,500)	—	6,854
Interest expense	15,023	—	—	—	—	(446)	—	14,577
Other income, net	(321)	—	—	—	—	—	—	(321)
Income tax expense	387	—	—	—	—	—	(3,200)	(2,813)

Income (loss) from continuing operations	(9,792)	426	4,631	—	—	(3,054)	3,200	(4,589)
Income from discontinued operations, net of tax	836	—	—	—	—	(836)	—	—

Net income (loss) attributable to Dean Foods Company	$(8,956)	$426	$4,631	$—	$—	$(3,890)	$3,200	$(4,589)

Diluted earnings (loss) per share	$(0.09)	$—	$0.05	$—	$—	$(0.04)	$0.03	$(0.05)

	Three months ended March 31, 2013
	GAAP	Asset write-downs and (gain) loss on sale of assets (a)	Facility closing, reorganization and realignment costs (b)	Morningstar sale (c)	WhiteWave spin-off (d)	Other adjustments (e)	Income tax (f)	Adjusted*
Operating income (loss):
Dean Foods	$69,321	$—	$4,620	$—	$—	$290	$—	$74,231
Facility closing and reorganization costs	(5,610)	—	5,610	—	—	—	—	—
Impairment of long-lived assets	(33,915)	33,915	—	—	—	—	—	—

Total operating income	29,796	33,915	10,230	—	—	290	—	74,231
Interest expense	59,649	—	—	(29,430)	(3,261)	(518)	—	26,440
Other expense, net	165	—	—	—	—	—	—	165
Income tax expense (benefit)	(9,278)	—	—	—	—	—	27,375	18,097

Income (loss) from continuing operations	(20,740)	33,915	10,230	29,430	3,261	808	(27,375)	29,529
Income from discontinued operations, net of tax	516,537	—	—	(492,571)	(24,272)	306	—	—
Net income attributable to non-controlling interest in discontinued operations	(3,192)	—	—	—	3,192	—	—	—

Net income attributable to Dean Foods Company	$492,605	$33,915	$10,230	$(463,141)	$(17,819)	$1,114	$(27,375)	$29,529

Diluted earnings per share (g)	$5.30	$0.36	$0.11	$(4.98)	$(0.19)	$0.01	$(0.30)	$0.31

*	See notes to Earnings Release Tables

For the three months ended March 31, 2014 and 2013, the adjusted results and certain other non-GAAP financial measures differ from the Company’s results under GAAP due to the exclusion of net gains or net losses associated with certain non-recurring items, including asset impairment charges; discontinued operations; integration and separation expenses; as well as facility closing, reorganization and realignment costs. These adjustments are made to facilitate meaningful comparisons of our operating performance between periods as the Company cannot predict the timing and amount of charges associated with such items.

(a)	The adjustment reflects the elimination of the following:

i.	Accelerated depreciation related to machinery and equipment at certain of our production facilities as a result of revisions made to the estimated remaining useful lives due to our evaluation of the impact that we expect changes in our business to have on estimated future cash flows at those production facilities; and

ii.	In 2013, asset impairment charges on certain fixed assets of $27.5 million resulting from our evaluation of the impact that we expect certain changes in our business, including the loss of a portion of a significant customer’s volume and related plans for consolidating the production network for our core dairy operations, to have on our estimated future cash flows. In addition, the asset impairment charges include the write-off of a favorable lease asset of $3.5 million and a write-down related to one of our indefinite-lived trademarks of $2.9 million.

(b)	The adjustment reflects the elimination of severance charges and non-cash asset write-downs related to approved facility closings and restructuring plans, as well as other organizational realignment activities.

(c)	We completed the sale of our Morningstar division on January 3, 2013. Our Morningstar operations have been reflected as discontinued operations in our unaudited Condensed Consolidated Financial Statements under GAAP for all periods presented. The adjustment reflects the elimination of the following:

i.	Write-off of deferred financing costs associated with debt that was fully repaid with proceeds from the sale of our Morningstar division;

ii.	Interest expense of $28.0 million related to the interest rate swaps we terminated as the result of debt repayments made with proceeds from the sale of our Morningstar division; and

iii.	The elimination of discontinued operations, net of tax.

(d)	In the third quarter of 2013, we completed the separation our WhiteWave business. WhiteWave’s operations have been reflected as discontinued operations in our unaudited Condensed Consolidated Financial Statements under GAAP for all periods presented. In addition to the elimination of discontinued operations, the adjustment reflects the elimination of losses related to interest rate swaps that were novated to WhiteWave. Upon completion of the separation, we reclassified these losses previously recorded in accumulated other comprehensive income to interest expense as a one-time, non-cash charge.

(e)	The adjustment reflects the elimination of the following:

i.	A $2.5 million reduction in a litigation settlement liability due to plaintiff class “opt-outs”;

ii.	Interest accretion in connection with our previously disclosed dairy farmer class action lawsuit filed in the United States District Court for the Eastern District of Tennessee. The Court granted final approval of the settlement agreement on June 15, 2012;

iii.	The (gain) loss on the mark to market of our commodity derivative contracts as of March 31, 2014. Effective January 1, 2014, we have de-designated all open commodity derivative positions that were previously designated as hedges. As of the de-designation date, all commodities contracts are now marked to market in our income statement at each reporting period and a derivative asset or liability is recorded on our balance sheet; and

iv.	A $0.8 million gain, net of tax, from a favorable taxing authority settlement related to prior discontinued operations.

(f)	The adjustment reflects the income tax impact on adjustments (a) through (e) and to reflect our adjusted tax rate at 38%, which we believe represents our normalized long-term effective tax rate as a U.S. domiciled business.

(g)	The adjustment reflects an add-back of the dilutive shares, which were anti-dilutive for GAAP purposes.